Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC.

ANNOUNCES QUARTERLY CASH DIVIDEND

Clarksville, IN – August 25, 2014. First Savings Financial Group, Inc. (Nasdaq: FSFG) (the “Company’), the holding company for First Savings Bank, F.S.B., today announced that its Board of Directors declared a quarterly cash dividend of $0.11 per common share. The dividend will be paid on or about September 30, 2014 to stockholders of record as of the close of business on September 8, 2014.

First Savings Bank has fifteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Floyds Knobs, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.fsbbank.net.

Contact:

Larry W. Myers
President and CEO
(812) 283-0724